WaterWorks

A new way to invest in water.


WaterWorks

Invest

$99 minimum investment

Deadline July 1, 2021
in a month

Share Price
$1

Total Raised
$91,523

Valuation
$13,218,403

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

WaterWorks offers a new, accessible way to make an impact on the environment: through investing. WaterWorks is the only online investing site dedicated to helping advance water technologies and innovations.

We seek to advance potential water solutions by introducing investors to opportunities in technology companies and projects through our online investment platform: waterworksfund.com



"When it comes to the safety of our drinking water we must remain ever vigilant. By bringing social impact investors to the water sector, we can help with the advancement of important technologies."

Carol Browner
Former Director, Obama Administration White House Office of Energy and Climate Change Policy and WaterWorks Advisory Board Member

PROBLEM

America is facing a water crisis: think Flint, boil alerts, water main breaks, PFAS, plastics, droughts or flooding. And because of population growth, climate change, aging infrastructure and limited public dollars - we believe it's going to get worse. The American Water Works Association reports that the cost of simply restoring the country's aging infrastructure could be as high as $1 trillion. Meanwhile, the World Economic Forum believes that most Americans could be facing freshwater scarcity over the next fifty years. The time to invest and support new water technologies and potential solutions is now.

Problem



"The pressure of climate change and population growth could cause water shortages in most of the United States...."

- World Economic Forum

Water technology is in need of extensive innovation and disruption. Start-ups are answering the call and developing new technologies to help solve America's water crisis. Yet TechCrunch disclosed that water and wastewater companies only receive about 1% of angel and VC funding, making it incredibly difficult for water companies to secure the capital they need.

SOLUTION

WaterWorks is an online investing platform that helps water technology companies and projects raise capital. We're providing motivated, environmentally-conscious investors access to early- stage water investment opportunities. In the past decade, water crises have popped up in the U.S. and around the world. We believe there's an opportunity to capture the public's interest in the water sector and use it to help fund investments in impactful but overlooked water technologies and innovations.

WaterWorks' management team helped change American political fundraising and is ready to do the same to the water industry. Invest in WaterWorks and join the Rising Tide today!

Raindrop



> "After decades of deferred maintenance, the water sector has a lot of catching up to do regarding renewing and replacing deteriorating and aging infrastructure. Because of the substantial costs involved, long-term financing is needed to manage these investments."
>
> *- 2020 State of the Water Industry Report, American Water Works Association*

Join the Rising Tide


Join the Rising Tide
Become an investor in WaterWorks
The Rising Tide is a group of WaterWorks investors who are dedicated to impact investing and making a difference in the world.
How does it work?

1. Invest in WaterWorks

When you invest $99 or more in WaterWorks, you'll be automatically enrolled in our Rising Tide Program as a Rising Tide Member and share a stake in WaterWorks' success.

2. Earn a 10% Bonus on Eligible Investments *

When you invest in WaterWorks and become a Rising Tide Member, you will be entitled to a 10% bonus on your investments made directly into eligible offerings on WaterWorksFund.com.

3. Continue making an impact

Every company on the WaterWorks platform shares the goal of making an impact in the water world.

* - Please refer to Form C-A for additional information.

MARKET

Water

The global water industry is a $696 billion market growing in excess of 7% per year, according to ResearchAndMarkets.com. And water start-ups tend to be more profitable than traditional early-stage companies. TechCrunch reports that water start-ups are 20% more likely than other types of new companies to be profitable in the first ten years.

> "Smart-IoT enabled and digitalized sustainable solutions are the key growth factors in the water industry, which is characterized by an increasing stress of water resources across the globe."
>
> *- ResearchAndMarkets.com*

BUSINESS MODEL

WaterWorks is currently the only online investing portal solely dedicated to water related innovations and technologies. And with each investment offering WaterWorks completes, we're building a community of water investors.

When companies list their offering with WaterWorks and successfully raise funds, WaterWorks receives:

- A 5% success fee, and
- A 5% equity fee.

We intend to offer debt and equity investments in water projects and companies planning to use innovative technologies to help solve water problems. We're often asked about potential water solution investments, so here's a start...

- Desalination
- Plastic Reduction
- Smart pumps
- Filtration technology
- Lead line replacement
- Aquaculture
- Biodegradable packaging
- Wastewater treatment
- Ocean energy
- Smart farming
- Green infrastructure
- Algae blooms & red tide reduction
- Water reuse
- IoT, A.I. & SaaS data analytics
- Water quality monitoring
- Plant-based protein
- Water saving appliances
- Maritime robotics

Whales with plastic





"WaterWorks can assist water technology companies with finding investment capital so they can get on with their work of helping to solve our water problems."

Bryan Stubbs
Cleveland Water Alliance President & Executive Director and WaterWorks Advisory Board Member

COMPETITIVE ADVANTAGES

WaterWorks' competitive advantages include proven fundraising ability, early mover advantage in the water funding online investing space, a deep network, and nationwide partnerships:



Proven Fundraising Ability

Members of our team were key players in the digital campaign marketing success of President Barack Obama's 2008 and 2012 campaigns.



Early Mover Advantage

WaterWorks is one of the first fundraising platforms focused on the water space.



Deep Network

Our team's network spans various industries, including numerous connections in the public and private sectors.



Nationwide Partnerships

WaterWorks has established partnerships with key water organizations across the country which will serve as a potential pipeline for offerings on our portal.

SUCCESS TO DATE

WaterWorks soft-launched in early 2020 and has achieved the following successes to date:

- **FINRA Registration**: Obtained FINRA registration for the WaterWorks funding portal.
- **Team**: Built a strong leadership team and advisory board including previous government officials as well as water and finance professionals.
- **Funding Portal Launch**: WaterWorks' funding portal is live, fully operational, and available to host offerings.
- **Strategic Partnerships**: Partnered with various water organizations, including: Cleveland Water Alliance, The Water Council, TMA BlueTech, Accelerate H2O and WaterStart.

Partnerships

PARTNERSHIPS

PRESS

- DBusiness Magazine
- Water Finance & Management



"By helping investors find opportunity and water innovators find capital, WaterWorks is building a nationwide community that can help speed innovative solutions to market."

Felicia Marcus
Former Chair, California State Water Resources Control Board and WaterWorks Advisory Board Member

TEAM

During the 2008 presidential election, political fundraising was fundamentally altered by President Barack Obama's campaign. The campaign transformed online fundraising to raise millions of dollars.

The WaterWorks team includes central figures from this campaign who are pivoting to revamping a new sector: water.

Lon Johnson and Julianna Smoot, co-founders of WaterWorks, bring with them years of fundraising knowledge and an extensive network of engaged potential investors for whom climate change and the environment are key issues.

COO Brian Spangle rounds out the executive team with fifteen years of professional experience, including six years as a co-founder of an athletic apparel startup.





Lon Johnson
Chief Executive Officer & Founder

For more than 20 years, Lon has served in critical strategic roles for national business, advocacy, and political organizations. Previous positions include Chairman of the Michigan Democratic Party, Vice President in a private equity firm, and senior staff roles for former Vice President Al Gore, U.S. Senator Debbie Stabenow, and Congressman John D. Dingell. Lon holds a BA from Arizona State University.

Julianna Smoot
Senior Advisor & Founder

During the 2008 and 2012 election cycles, Julianna served as the National Finance Director and Deputy Campaign Manager for Barack Obama raising more money than any campaign in U.S. history. President Obama tasked Julianna with key roles in his administration, including Chief of Staff to U.S. Trade Representative Ron Kirk, White House Social Secretary and Co-Chair of the Presidential Inaugural Committees in 2009 and 2013. Julianna is a graduate of Smith College and currently serves on the Board of the Obama Foundation.



Brian Spangle

Chief Operating Officer

Brian has over 15 years of professional experience having spent a decade managing and developing fundraising programs for a wide range of political campaigns and six years as an entrepreneur. In 2009, Brian co-founded a successful fitness training center and started-up an athletic apparel brand he led as President and CFO. Brian graduated from the University of California, Santa Barbara, before earning a Master of Arts in Legislative Affairs degree at George Washington University in Washington, DC.



Robin Sosnow

Legal

Robin E. Sosnow is an entrepreneurial business lawyer in New York City where she owns and operates a boutique legal practice. Her core focus is to service issuers, platforms and broker-dealers in the equity crowdfunding industry. She is passionate about helping startups and small businesses grow and succeed. With a joint degree in law and business, Ms. Sosnow takes a value-added approach to her practice. She is actively engaged in business development in NYC's startup community and a member of City Bar, NYCLA, and the NYSBA.



Brandon Klerk

Compliance

Brandon L. Klerk is the founder of Halyard Compliance. As a former Chief Compliance Officer and FINRA regulator, Mr. Klerk has a broad regulatory compliance background. Mr. Klerk has been an executive team member serving as Chief Compliance Officer and Anti-Money Laundering Compliance Officer for investment banks, retail brokerage firms, high-frequency proprietary trading / hedge funds, investments advisors, investment companies, insurance companies, NFA members, MSRB members, Canadian IIROC members, British FCA members and more. On the regulatory side, in prior regulatory roles within FINRA's Member Regulation Department, Cause Department and Risk Oversight and Operational Regulation ("ROOR") Department, Mr. Klerk has gained comprehensive expertise in examining all facets of financial services firms.

Advisors and Investors



Carol M. Browner

Ms. Browner served as Assistant to President Obama and Director of the White House Office of Energy and Climate Change Policy, where she oversaw the coordination of environmental, energy, climate, transport, and related policy across the U.S. federal government. From 1993 through 2001, Ms. Browner served as the Administrator of the Environmental Protection Agency. Prior to that, from 1991 through 1993, Ms. Browner served as Secretary of Environmental Regulation in Florida. Carol M. Browner is currently Senior Counselor at ASG and serves as chair of the League of Conservation Voters Board of Directors and the Sustainability Chair of the Board of Directors for Bunge Limited.



Jo-Ellen Darcy

Jo-Ellen Darcy is a highly accomplished national policy leader in the areas of infrastructure, environment, conservation, and water. As the Assistant Secretary of the Army for Civil Works, she supervised programs for conservation and development of the nation's water and wetland resources, flood control, navigation, shore protection and ecosystem restoration. Ms. Darcy also held numerous high-level staff positions in Congress, including as Senior Environmental Advisor to the Senate Finance Committee, Senior Policy Advisor to the Senate Environment and Public Works (EPW) Committee, and Deputy Staff Director for the EPW Committee.



Jon W. Allan

Jon W. Allan currently serves as the senior advisor and senior academic and research program officer at University of Michigan's School for Environment and Sustainability. Previously, Mr. Allan spent a number of years as Director of Michigan's Office of the Great Lakes. Prior to that, Mr. Allan served in executive management positions in corporate environmental and energy management, government and regulatory affairs, and strategy. He holds a BS in Fisheries and Wildlife, and an MS in Aquatic Ecology and Zoology from MSU.





Nathan Allen

Nathan Allen is a results-oriented environmentalist and intrapreneur. Now dedicated to accelerating the adoption of water technology as the Executive Director of WaterStart, Mr. Allen has grown this public-private-partnership to include leading water agencies and large consumers. Mr. Allen has also served on the U.S. Department of Commerce Environmental Trade Advisory Committee. Previously, Mr. Allen founded and managed the Model City R+D program for the University of Arizona and served as the sustainability coordinator for Biosphere 2 following time with a solar power start-up.

Dean Amhaus

Dean Amhaus has served as the founding president and CEO of The Water Council since March 2010. Under Mr. Amhaus' leadership The Water Council has received numerous international and national economic development and leadership awards. His diverse, forty-year background in multiple sectors encapsulates a wide-range of expertise in government relations, branding, fundraising, economic development and non-profit management in Washington, D.C. and Madison, Wisconsin.



Scott Goodstein

Scott Goldstein has pioneered digital strategy and technology for top political campaigns and progressive causes around the world. In 2016, Mr. Goldstein helped lead Bernie Sanders' online fundraising, digital advertising, email, website, mobile, video, photography, social media graphics and more - raising $220 million online and achieving new records of young voter support. In 2008, Mr. Goldstein was the External Online Director for the Obama for America Presidential campaign.





Michael B. Jones

Michael B. Jones is Founder and President of both TMA BlueTech and TMA Foundation. Mr. Jones is also a managing partner of SubSeaSail, as well as the Founder and President of ProFinance Associates, Inc., a boutique broker-dealer firm focused on corporate finance and M&A. He is an ex-officio Board member of the Maritime Museum of San Diego and a member of the Board of Governors of the Southern California Coastal Ocean Observing System (SCCOOS). Mr. Jones has sat on a number of corporate Boards of Directors including one American Stock Exchange company.

Meaghan Burdick

Over the last 18 years, Ms. Burdick has developed and managed all aspects of grassroots fundraising, target marketing and stakeholder engagement. From her time at EMILY's List as a Direct Marketing Assistant to serving as the Director of Marketing and Merchandising for President Barack Obama's 2008 and 2012 campaigns, Ms. Burdick has raised more than $1.1 billion. Meaghan's experience also includes serving from 2009 to 2011 as Deputy Chief of Staff and White House Liaison under Administrator Karen Mills at the U.S. Small Business Administration. Meaghan launched Burdick Consulting Group in early 2013, and has a variety of clients which include political campaigns, charities, foundations as well as private businesses.



Felicia Marcus

Felicia Marcus is an attorney/consultant who has served in positions in government, the nonprofit world, and the private sector. She is also a member of the Water Policy Group. In government, Ms. Marcus was most recently Chair of the State Water Resources Control Board, with responsibility for drinking water, water quality, and water rights. Prior to that, Felicia headed the Los Angeles Department of Public Works dealing with wastewater, recycling, stormwater and other environmental issues. In the non-profit world, she was the Western Director for the Natural Resources Defense Council and the EVP/COO of the Trust for Public Land.



George Rakis

George Rakis is a nationally recognized political strategist and organizer with over 20 years of political management experience. Mr. Rakis previously had served as the National Director of the Climate Action Campaign, a project of the Partnership Project's Clean Air Defense Campaign.



Will Sarni

Will Sarni is an internationally recognized thought leader on water strategy and innovation. He has authored numerous books and articles and presented on: the value of water, innovations in digital water technology, the circular economy, and the energy-water-food nexus. He has been a water strategy advisor to private and public-sector enterprises and NGOs for his entire career.



Charles Sell

Charles Sell served for 21 years as a principal in a Nashville, TN-based private equity firm. Mr. Sell has also served as a Director on the Boards of four privately held middle market companies. Prior positions include Director of Equity Research at Wiley Brothers-Aintree Capital, LLC and Vice President, Municipal Finance, at J.C. Bradford Co.



Travis Loop

Travis Loop has over 20 years of experience in strategic communications, public outreach, and media, with a focus on water and environmental issues. He is currently director of communications at the Water Environment Federation. He previously directed water communications at the U.S. Environmental Protection Agency and the Chesapeake Bay Program, served as speechwriter for the Governor of Hawaii, and worked as a newspaper reporter and editor.



Sanjiv Sinha, Ph.D

Sanjiv Sinha has spent the last two decades helping execute innovative transactions and leading water infrastructure/resources projects. Currently he serves as a Board Member at the Delta Institute, a Chicago-based innovator; and as a Board Member and SVP at Environmental Consulting & Technology, Inc. (ECT), a national consulting firm.



Bryan Stubbs

Bryan Stubbs currently serves as the President and Executive Director of the Cleveland Water Alliance (CWA). Before joining CWA, Mr. Stubbs led technology-based economic development projects including as Managing Director of the Oberlin Project, Director of Entrepreneurship at the Chicago Westside Entrepreneurship Center, a partnership program of the Illinois Dept. of Commerce, University of Illinois and Chicago Community Ventures, and as Founder of Symbiotic Ventures.



Michael Likosky

Michael Likosky is a preeminent expert in public private partnerships (P3s). He has served as an expert to international organizations; federal, state and local governments; and US Senators. Mr. Likosky has written five books on infrastructure investment including three with Cambridge University Press. He holds a DPhil in Law from Oxford University.

BELIEFS

WaterWorks is committed to a strong ethical code: no selling water, no buying water, no privatizing water.

WaterWorks believes that:

- Solutions exist which can help our oceans, watersheds and communities
- Investors can help reshape the world around them
- Water problems are local and can be solved locally
- Delivering clean water and sanitation to all people is attainable
- Healthy waters, from stream to seam are achievable

Please join us in supporting water technologies and innovative solutions.

USE OF PROCEEDS

If the offering's maximum amount of $900,000 is raised:

Use	Value	% of Proceeds
Offering related expenses	$10,000	1.1%
Current personnel	$217,980	24.2%
Additional Personnel	$204,980	22.8%
Sales & Marketing	$153,980	17.1%
Operations	$176,980	19.7%
Debt Servicing	$91,980	10.2%
Intermediary fees	$44,100	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in WWF Holdings, Inc., doing business as WaterWorks. This offering must raise at least $10,000 by July 1, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. WaterWorks may issue additional securities to raise up to $900,000, the offering's *maximum*.

$91,523 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,118,403 shares
× $1 per share

$14,118,403 implied valuation

PITCH DECK

WaterWorks


WaterWorks
A NEW WAY TO INVEST
IN WATER.
Lon Johnson, CEO
lon@wtrwrx.com


WaterWorks
Lon Johnson
Lon@waterworksfund.com
231-384-2712 mobile

FINANCIALS

WaterWorks' official name is WWF Holdings, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C/A on March 5, 2021
- Form C/A on March 26, 2021
- Form C/A on April 22, 2021
- Form C/A on April 28, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn

UPDATES

Apr 28, 2021	Filed Form C/A
Apr 22, 2021	Filed Form C/A
Apr 6, 2021	Thanks for following WaterWorks here on...
Mar 26, 2021	Filed Form C/A
Mar 16, 2021	Thanks for following WaterWorks. Here are a...
Mar 5, 2021	Filed Form C/A
Jun 17, 2020	A new report from Crowdfund Capital Advisors...
Jun 17, 2020	A recent study estimated the size of the global...
Mar 30, 2020	WaterWorks Co-Founder & CEO Lon Johnson...
Mar 20, 2020	Primary offering of 900,000 shares at $1

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